UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2006
ALTUS PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-51711 (Commission File Number)	04-3573277 (I.R.S. Employer Identification No.)

125 Sidney Street, Cambridge, Massachusetts (Address of principal executive offices)	02139 (Zip Code)
Registrant’s telephone number, including area code: (617) 299-2900
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EX-99.1 PRESS RELEASE DATED AUGUST 21, 2006

Item 1.01. Entry into a Material Definitive Agreement.
        On August 15, 2006, Altus Pharmaceuticals Inc. (“Altus”) and Althea Technologies, Inc. (“Althea”) entered into a Drug Product Production and Clinical Supply Agreement (the “Clinical Supply Agreement”). Under the Clinical Supply Agreement, Althea will produce supplies of ALTU-238, using Altus’ proprietary manufacturing process, for Altus’ use in its planned Phase III clinical trials of ALTU-238.
        Either party may terminate the Clinical Supply Agreement for breach by the other party if such breach is not cured within 30 days of notice of such breach. Either party may immediately terminate the Clinical Supply Agreement in the event the other party makes a general assignment for the benefit of its creditors or proceedings of a case are commenced by or against such party seeking such party’s reorganization, liquidation, dissolution, winding up and/or the readjustment of its debts and/or similar relief, and such proceedings continue undismissed for a period of more than 60 days.
        The Clinical Supply Agreement also provides that, upon written request by Altus, the parties shall negotiate in good faith an agreement under which Althea would manufacture and supply Altus’ needs for commercial supply of ALTU-238.
        The foregoing is a summary description of certain terms of the Clinical Supply Agreement. Altus intends to file the Clinical Supply Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending on September 30, 2006.
Item 9.01. Financial Statements and Exhibits.
(d)    The following exhibits are furnished with this report:

Exhibit Number	Description
99.1	Press Release dated August 21, 2006

SIGNATURES
        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTUS PHARMACEUTICALS INC.
By:	/s/ Jonathan I. Lieber
Jonathan I. Lieber
Vice President, Chief Financial Officer and Treasurer

Date: August 21, 2006

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